EXHIBIT 12
1995 Form 10-K





           Southern New England Telecommunications Corporation
                              Computation of
                    Ratio of Earnings to Fixed Charges


Dollars in Millions, for the Year
Ended December 31,                                            1995


Income from continuing operations before income taxes        $278.4


Add:
    Interest on indebtedness                                   85.3
    Portion of rents representative of
      the interest factor                                       9.7

Earnings before fixed charges, income taxes
    and extraordinary items(1)                               $373.4

Fixed charges
    Interest on indebtedness                                 $ 85.3
    Portion of rents representative of
      the interest factor                                       9.7

Fixed charges(2)                                             $ 95.0

Ratio of earnings to fixed charges [(1) divided by (2)]        3.93